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 FORM 3                                                   OMB APPROVAL
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                                                  OMB Number:          3235-0104
                                                  Expires:      October 31, 2001
                                                  Estimated average burden
                                                  hours per response ........0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Abdulaziz Bin Fahad Bin Abdullah          Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              Perceptronics, Inc.                 (Month/Day/Year)
     (Last)     (First)     (Middle)          4/6/2001                      (trading symbol: PCTR)
    P.O. Box 9447                          ----------------------------  ----------------------------------
----------------------------------------   3. IRS or Social Security     5. Relationship of Reporting        -----------------------
             (Street)                         Number of Reporting             Person to Issuer               7. Individual or Joint/
    Riyadh 11413, Kingdom of Saudi Arabia     Person (Voluntary)            (Check all applicable)              Group Filing (Check
--------------------------------------                                         Director     X    10% Owner      applicable line)
      (City)      (State)      (Zip)       ----------------------------  -----            -----                X    Form filed by
                                                                               Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)      -----  Form filed by
                                                                                                                    More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                  500,000                            I                       By Global Alpha
                                                                                                         Corporation
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).

                POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
                         REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                   (Over)
                                                                                                                     SEC 1473 (3-99)
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
 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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WARRANT (RIGHT TO BUY)           4/5/2001  5/5/2001    COMMON STOCK        500,000    $0.20         I              BY GLOBAL ALPHA
                                                                                                                   CORPORATION
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WARRANT (RIGHT TO BUY)           4/5/2001  6/4/2001    COMMON STOCK        750,000    $0.20         I              BY GLOBAL ALPHA
                                                                                                                   CORPORATION
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WARRANT (RIGHT TO BUY)           4/5/2001  7/4/2001    COMMON STOCK        750,000    $0.20         I              BY GLOBAL ALPHA
                                                                                                                   CORPORATION
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WARRANT (RIGHT TO BUY)           4/5/2001  8/3/2001    COMMON STOCK      6,058,222    $0.22         I              BY GLOBAL ALPHA
                                                                                                                   CORPORATION
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WARRANT (RIGHT TO BUY)           4/5/2001  10/2/2001   COMMON STOCK      6,058,222    $0.23         I              BY GLOBAL ALPHA
                                                                                                                   CORPORATION
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Explanation of Responses:

                                                /s/ABDULAZIZ BIN FAHAD BIN ABDULLAH                       APRIL 16, 2001
                                                -----------------------------------                     ------------------
                                                  **SIGNATURE OF REPORTING PERSON                              DATE
                                                  ABDULAZIZ BIN FAHAD BIN ABDULLAH

*  IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON, SEE INSTRUCTION 5(b)(v).
** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
   SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a)

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT
      SEE INSTRUCTION 6 FOR PROCEDURE.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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                                                                                                                     SEC 1473 (3-99)

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